Exhibit 99.1

FOR IMMEDIATE RELEASE

(Unaudited. All amounts in Canadian dollars and presented in accordance with U.S. GAAP except as otherwise noted.)

Tim Hortons Inc. announces 2011 third quarter results:

sales momentum contributed to strong performance

Financial & Sales Highlights

	Q3 2011	Q3 2010	% Year-over Year Change	YTD 2011
Total revenues	$726.9	$670.5	8.4%	$2,073.2
Operating income	$152.8	$133.0	14.9%	$416.6
Adjusted operating income(1)	$151.1	$137.4	10.0%
Effective tax rate	29.0%	35.7%		29.2%
Net income attributable to THI	$103.6	$73.8	40.4%	$279.9
Diluted earnings per share (EPS)	$0.65	$0.42	52.4%	$1.71
Fully diluted shares	160.1	173.7	(7.9)%	164.0

(All numbers in millions, except effective tax rate and EPS. All numbers rounded.)

(1)	Adjusted operating income excludes 100% of the operating income and the related adjustments specific to Maidstone Bakeries and excludes 2010 and 2011 net asset impairment charges and restaurant closure cost recovery. Adjusted operating income is a non-GAAP measure. Please refer to “Information on non-GAAP Measure” at the end of this release for further details and for a reconciliation of this measure to operating income, the closest GAAP measure.

Same-Store Sales(2)	Q3 2011	Q3 2010	YTD 2011
Canada	4.7%	4.3%	3.5%
U.S.	6.3%	3.3%	5.9%

(2)	Includes average sales at Franchised and Company-operated restaurants open for 13 months or more. Substantially all of our restaurants are franchised.

Highlights

•	Canadian and U.S. segments both delivered strong same-store sales performance, increasing 4.7% in Canada and 6.3% in the U.S.

•	Healthy systemwide sales contributed to strong earnings growth. Prior-year comparison affected by the 2010 asset impairment charge, partially offset by the Maidstone Bakeries sale

•	64 restaurant locations opened in Canada and the U.S.

•	Kingston, Ontario replacement distribution centre opened and ramping up operations

OAKVILLE, ONTARIO, (November 10th, 2011): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced results for the third quarter ended October 2nd, 2011.

“Operating conditions in North America continued to be challenging and the strength of our sales performance is a great testament to our strong price-value brand position with our guests. We continued to innovate in the third quarter and execute our strategic growth plans to build our business,” said Paul House, executive chairman, and president and CEO.

Consolidated Results

All percentage increases and decreases represent year-over-year changes for the third quarter of 2011 compared to the third quarter of 2010, unless otherwise noted.

Third quarter systemwide sales(3) increased 8.2% on a constant currency basis. Total revenues grew 8.4% to $726.9 million compared to $670.5 million in the prior year. The strength of our systemwide sales helped drive rents and royalties revenues, which increased 6.8%, and distribution sales, which grew 11.9%. Higher distribution sales outpaced system growth due to higher pricing of underlying commodities, particularly coffee, moving through our supply chain. Franchise fees increased modestly during the quarter, rising 3.6%.

Total costs and expenses grew 6.8% during the quarter, below the rate of systemwide sales growth. Cost of sales was up 13.5% in the third quarter, due in part to higher systemwide sales, and also due to higher underlying commodity costs, which increased product costs and also increased distribution sales as noted previously. Cost of sales also reflects the impact from the previous sale of Maidstone Bakeries in 2010. Cost of sales subsequent to the bakery sale is recorded at essentially the selling price from the bakery versus the manufacturing costs. In addition, we also incurred start-up costs associated with the replacement distribution centre in Kingston, Ontario. Growth in operating expenses was moderate during the third quarter, and general and administrative expenses declined year-over-year. The decline was primarily due to lower professional fees compared to last year offset in part by additional investments to support advertising and promotional activities in the U.S. market and our Cold Stone Creamery© brand-building activities in Canada.

Consolidated operating income increased by 14.9% in the third quarter, to $152.8 million, compared to $133.0 million in the prior year. On a comparable basis, our 2010 third quarter results included a $20.9 million asset impairment charge compared to an asset impairment charge, net of a recovery of previously accrued closure costs, of $0.4 million in the third quarter this year. In addition, our 2010 results included $16.5 million of contributions from Maidstone Bakeries, which are not in our 2011 results. However, we benefited from a $2.1 million deferred gain in the third quarter this year related to the 2010 Maidstone Bakeries sale. Adjusted operating income(1), absent the impacts of the net asset impairment charges and Maidstone Bakeries sale, was up 10.0%, driven by systemwide sales growth and more moderate growth in expenses. Please refer to “Information on non-GAAP Measure” below for a reconciliation of adjusted operating income to operating income, the nearest GAAP measure.

Net income attributable to THI rose 40.4%, to $103.6 million, compared to $73.8 million last year. In addition to the earnings factors noted above, our net income attributable to THI was impacted by a lower effective tax rate in the third quarter of 29.0% compared to 35.7% in the same period last year. A significant portion of the year-over-year difference in effective tax rates was related to the asset impairment charge taken in 2010 for which a deduction was not available.

Third quarter EPS was $0.65, increasing significantly from $0.42 last year. The increase includes a $0.12 per share impact in 2010 arising from the asset impairment charge. Absent this factor, and a restaurant closure cost recovery this year, our EPS growth would have been 18.2% for the quarter. The cumulative impact of our share repurchase programs has been a substantial contributor to our EPS growth. We had approximately $64 million available in our current share repurchase program as at the end of the third quarter. The current program is expected to be completed by March 2nd, 2012. We had 7.9% fewer fully diluted shares outstanding in the third quarter of 2011 compared to the same period last year.

“During the quarter we continued to reinforce our market-leading position with innovation in our product offerings such as Real Fruit Smoothies and Specialty Bagels, and through disciplined execution of our strategic growth initiatives. Following the quarter, we also announced our plans to extend our coffee leadership by introducing espresso-based lattes, mocha lattes and cappuccinos under the Tim’s Café Favourites umbrella at nearly 3,000 locations in Canada and the U.S. Our system also plans to introduce digital menu boards across the chain in Canada, which we believe will enhance the overall guest experience, and we are also extending our breakfast hours nationally to 12:00 noon,” said Paul House, executive chairman, and President and CEO.

Segmented Performance Commentary

Canada

Canadian segment same-store sales increased by 4.7% in the third quarter, outpacing growth in the first half of the year. Our Canadian growth was driven by gains in average cheque due to a combination of favourable product mix related to new product introductions and promotions and pricing previously in the system. Our same-store sales growth was achieved against a backdrop of continued economic weakness and generally challenging macro-operating conditions that we believe were factors that contributed to moderately lower same-store transactions during the quarter. Total system transactions increased during the quarter due to new restaurants in the system.

We continued to execute our restaurant development strategy in the third quarter and opened 41 restaurants. Consistent with historical patterns, our restaurant development in Canada is weighted to the fourth quarter of 2011.

Operating income in the Canadian segment rose 4.5% to $160.4 million compared to $153.5 million in the same period last year. Operating income benefited from an 8.3% increase in Canadian systemwide sales. Higher systemwide sales drove increased rents and royalties and resulted in higher distribution income. Our Canadian segment operating income performance includes a $6.2 million net reduction compared to last year arising from the loss of contribution from Maidstone Bakeries due to the disposition of our 50% joint-venture interest. We also incurred start-up and transition costs associated with our replacement distribution facility in Kingston, Ontario, which began to ramp up operations in the third quarter.

United States

The U.S. segment experienced robust same-store sales growth of 6.3%. Our same-store sales performance benefited from increased average cheque due to pricing in the system and favourable product mix, and also due to moderately higher transactions. Our growth was supported by enhanced menu, marketing and promotional efforts designed to create higher brand awareness and increase guest traffic.

Our restaurant development activity in the U.S. market, primarily focused on our core growth markets, resulted in 23 new openings, including 12 full-serve restaurants and 11 self-serve locations.

We had operating income of $2.9 million in the U.S. segment in the third quarter compared to a $17.5 million loss in the same period last year.

The third quarter of 2010 included asset impairment charges of $20.9 million related to the Company’s Portland, Providence and Hartford markets. The third quarter of 2011 included a net $0.5 million benefit related to a $1.5 million reversal of previously accrued closure costs related to the Company’s New England markets, partially offset by an asset impairment charge of $1.0 million, which reflects current real estate values in the Company’s Portland market. In addition, $0.9 million relating to equipment value in the Portland market was recorded as a charge in variable interest entities due to the impairment.

U.S. segment operating income of $2.9 million in the quarter was driven by strong systemwide sales growth in the U.S., which resulted in higher rents and royalties and higher distribution income from underlying product demand. Absent the net impact from impairment, as noted above, the U.S. segment was down slightly compared to last year due primarily to an allowance on notes receivable under our U.S. franchise incentive program resulting from a decline in the value of associated collateral.

Corporate Developments

Board declares dividend payment of $0.17 per common share

A quarterly dividend of $0.17 per common share has been declared by the Board of Directors, payable on December 14th, 2011 to shareholders of record as of November 30th, 2011. Dividends are declared and paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. shareholders, dividends paid will be converted to U.S. dollars based on prevailing exchange rates at the time of conversion by Tim Hortons for registered shareholders and by Clearing and Depository Services Inc. for beneficial shareholders.

First international restaurant opened in Dubai

As part of our international expansion strategy the Company signed a Master License Agreement earlier in 2011 that targets up to 120 multi-format restaurants in the Gulf Cooperation Council over five years, including approximately five this year. The first of the planned five locations opened for business in September, with the others planned later in the fourth quarter, and initial response in the local market has been highly positive.

Tim Hortons conference call today at 2:30 p.m. (EDT) Thursday, November 10th, 2011

Tim Hortons will host a conference call today to discuss the third quarter results, scheduled to begin at 2:30 p.m. (Eastern Daylight Savings Time). The dial-in number is (416) 641-6712 or (800) 785-6502. No access code is required. A simultaneous web cast of the call, including presentation material, will be available at www.timhortons-invest.com. A replay of the call will be available until November 17th, 2011 and can be accessed at (416) 626-4100 or (800) 558-5253. The call replay reservation number is 21542692. The call and presentation material will also be archived for a period of one year in the Events and Presentations section at the same website.

Information on non-GAAP Measure

Adjusted operating income is a non-GAAP measure. Adjusted operating income for 2010 and 2011 deducts 100% of operating income specific to Maidstone, which was sold in the fourth quarter of 2010, and adds back the impact of the net asset impairment charge related to our New England markets in the U.S (see (a) below). Management uses adjusted operating income to assist in the evaluation of year-over-year performance and believes that it will be helpful to investors as a measure of underlying growth rates. This non-GAAP measure is not intended to replace the presentation of our financial results in accordance with GAAP. The Company’s use of the term adjusted operating income may differ from similar measures reported by other companies. The reconciliation of operating income, a GAAP measure, to adjusted operating income, a non-GAAP measure, is set forth in the table below:

	Third quarter ended		Change from prior year
	October 2, 2011	October 3, 2010	$	%
	(in millions, except for percentages)
Operating income	$152.8	$133.0	$19.8	14.9%
(Deduct): Maidstone operating income	0	(16.5)	16.5	n/m
(Deduct): Amortization of Maidstone supply agreement	(2.1)	0	(2.1)	n/m
Add: Net asset impairment charge (a)	0.4	20.9	(20.5)	n/m

Adjusted operating income	$151.1	$137.4	$13.7	10.0%

N/M – the comparison is not meaningful.

(a)	The Net asset impairment charge in 2011 included an asset impairment charge of $1.9 million, net of a $1.5 million recovery of previously accrued closure costs.

Safe Harbor Statement

Certain information in this news release, particularly information regarding future economic performance, finances, and plans, expectations and objectives of management, and other information, constitutes forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We refer to all of these as forward-looking statements. Various factors including competition in the quick service segment of the food service industry, general economic conditions and others described as “risk factors” in the Company’s Annual Report on Form 10-K filed February 25th, 2011 with the U.S. Securities and Exchange Commission and Canadian Securities Administrators, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements.

As such, readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as to management’s expectations as of the date hereof. Forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: the absence of an adverse event or condition that damages our strong brand position and reputation; the absence of a material increase in competition within the quick service restaurant segment of the food service industry; commodity costs; continuing positive working relationships with the majority of the Company’s restaurant owners; the absence of any material adverse effects arising as a result of litigation; there being no significant change in the Company’s ability to comply with current or future regulatory requirements; and general worldwide economic conditions.

We are presenting this information for the purpose of informing you of management’s current expectations regarding these matters, and this information may not be appropriate for any other purpose. We assume no obligation to update or alter any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law. Please review the Company’s Safe Harbor Statement at www.timhortons.com/en/about/safeharbor.html.

(3)

Total systemwide sales growth includes restaurant-level sales at both Company-operated and Franchised restaurants. Approximately 99.5% of our consolidated system is franchised as at October 2nd, 2011. Systemwide sales growth is determined using a constant exchange rate to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base quarter for the period covered. Systemwide sales growth excludes sales from our Republic of Ireland and United Kingdom licensed locations. Systemwide sales growth in Canadian dollars, including the effects of foreign currency translation, was 7.6% for the third quarter ended October 2nd, 2011 and 6.9% for the same period in 2010.

Tim Hortons Inc. Overview

Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, espresso-based specialty coffees including lattes, cappuccinos and espresso-flavoured shots, specialty teas, home-style soups, fresh sandwiches, wraps, hot breakfast sandwiches and fresh baked goods, including our trademark donuts. As of October 2nd, 2011, Tim Hortons had 3,871 systemwide restaurants, including 3,225 in Canada, 645 in the United States and one in the Gulf Cooperation Council. More information about the Company is available at www.timhortons.com.

For Further information:

Investors: Scott Bonikowsky, (905) 339-6186 or investor_relations@timhortons.com

Media: David Morelli, (905) 339-6277 or morelli_david@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

	(Unaudited)

	Third Quarter Ended
	October 2, 2011	October 3, 2010	$ Change	% Change

REVENUES
Sales	$511,488	$468,000	$43,488	9.3%
Franchise revenues:
Rents and royalties	188,956	176,964	11,992	6.8%
Franchise fees	26,486	25,556	930	3.6%

	215,442	202,520	12,922	6.4%

TOTAL REVENUES	726,930	670,520	56,410	8.4%

COSTS AND EXPENSES
Cost of sales	452,996	398,957	54,039	13.5%
Operating expenses	65,348	61,690	3,658	5.9%
Franchise fee costs	26,117	24,908	1,209	4.9%
General and administrative expenses	34,744	35,790	(1,046)	(2.9%)
Equity (income)	(3,855)	(4,015)	160	(4.0%)
Asset impairment and related closure costs, net	372	20,888	(20,516)	n/m
Other (income), net	(1,598)	(708)	(890)	n/m

TOTAL COSTS AND EXPENSES, NET	574,124	537,510	36,614	6.8%

OPERATING INCOME	152,806	133,010	19,796	14.9%

Interest (expense)	(7,443)	(6,472)	(971)	15.0%
Interest income	738	432	306	70.8%

INCOME BEFORE INCOME TAXES	146,101	126,970	19,131	15.1%

INCOME TAXES	42,302	45,268	(2,966)	(6.6%)

Net Income	103,799	81,702	22,097	27.0%
Net income attributable to noncontrolling interests	168	7,874	(7,706)	n/m

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$103,631	$73,828	$29,803	40.4%

Basic earnings per common share attributable to Tim Hortons Inc.	$0.65	$0.43	$0.22	52.6%

Diluted earnings per common share attributable to Tim Hortons Inc.	$0.65	$0.42	$0.22	52.4%

Weighted average number of common shares outstanding - Basic (in thousands)	159,584	173,482	(13,898)	(8.0%)

Weighted average number of common shares outstanding - Diluted (in thousands)	160,063	173,743	(13,680)	(7.9%)

Dividend per common share	$0.17	$0.13	$0.04

n/m - not meaningful

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

	(Unaudited)

	Year-to-date Period Ended
	October 2, 2011	October 3, 2010	$ Change	% Change

REVENUES
Sales	$1,464,023	$1,318,292	$145,731	11.1%
Franchise revenues:
Rents and royalties	542,175	512,803	29,372	5.7%
Franchise fees	66,979	61,899	5,080	8.2%

	609,154	574,702	34,452	6.0%

TOTAL REVENUES	2,073,177	1,892,994	180,183	9.5%

COSTS AND EXPENSES
Cost of sales	1,289,379	1,121,351	168,028	15.0%
Operating expenses	192,604	181,975	10,629	5.8%
Franchise fee costs	67,853	63,113	4,740	7.5%
General and administrative expenses	118,709	107,207	11,502	10.7%
Equity (income)	(10,788)	(11,032)	244	(2.2%)
Asset impairment and related closure costs, net	372	20,888	(20,516)	n/m
Other (income), net	(1,579)	(1,105)	(474)	42.9%

TOTAL COSTS AND EXPENSES, NET	1,656,550	1,482,397	174,153	11.7%

OPERATING INCOME	416,627	410,597	6,030	1.5%

Interest (expense)	(22,246)	(18,797)	(3,449)	18.3%
Interest income	3,265	892	2,373	n/m

INCOME BEFORE INCOME TAXES	397,646	392,692	4,954	1.3%

INCOME TAXES	115,993	125,492	(9,499)	(7.6%)

Net Income	281,653	267,200	14,453	5.4%
Net income attributable to noncontrolling interests	1,794	20,362	(18,568)	n/m

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$279,859	$246,838	$33,021	13.4%

Basic earnings per common share attributable to Tim Hortons Inc.	$1.71	$1.41	$0.30	21.1%

Diluted earnings per common share attributable to Tim Hortons Inc.	$1.71	$1.41	$0.30	21.0%

Weighted average number of common shares outstanding - Basic (in thousands)	163,535	174,744	(11,210)	(6.4%)

Weighted average number of common shares outstanding - Diluted (in thousands)	164,026	175,002	(10,976)	(6.3%)

Dividend per common share	$0.51	$0.39	$0.12

n/m - not meaningful

(all numbers rounded)

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars)

	As at
	October 2, 2011	January 2, 2011

	(Unaudited)

ASSETS

Current assets
Cash and cash equivalents	$91,118	$574,354
Restricted cash and cash equivalents	69,395	67,110
Restricted investments	0	37,970
Accounts receivable, net	172,344	182,005
Notes receivable, net	11,200	12,543
Deferred income taxes	2,521	7,025
Inventories and other, net	159,325	100,712
Advertising fund restricted assets	29,062	27,402

Total current assets	534,965	1,009,121

Property and equipment, net	1,422,418	1,373,670

Notes receivable, net	3,499	3,811

Deferred income taxes	12,291	13,730

Intangible assets, net	4,681	5,270

Equity investments	44,098	44,767

Other assets	54,634	31,147

Total assets	$2,076,586	$2,481,516

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars, except share data)

	As at
	October 2, 2011	January 2, 2011

	(Unaudited)

LIABILITIES AND EQUITY

Current liabilities
Accounts payable	$160,988	$142,444
Accrued liabilities:
Salaries and wages	21,495	20,567
Taxes	23,985	65,654
Other	116,328	209,663
Deferred income taxes	940	2,205
Advertising fund restricted liabilities	40,709	41,026
Current portion of long-term obligations	9,646	9,937

Total current liabilities	374,091	491,496

Long-term obligations
Long-term debt	350,314	344,726
Advertising fund restricted debt	475	468
Capital leases	87,230	82,217
Deferred income taxes	5,653	8,237
Other long-term liabilities	116,737	111,930

Total long-term obligations	560,409	547,578

Equity
Equity of Tim Hortons Inc.
Common shares
$2.84 stated value per share, Authorized: unlimited shares, Issued: 158,656,910 and 170,664,295 shares, respectively	449,949	484,050
Contributed surplus	6,149	0
Common shares held in trust, at cost: 314,653 and 278,082 shares, respectively	(11,506)	(9,542)
Retained earnings	803,754	1,105,882
Accumulated other comprehensive loss	(107,392)	(143,589)

Total equity of Tim Hortons Inc.	1,140,954	1,436,801
Noncontrolling interests	1,132	5,641

Total equity	1,142,086	1,442,442

Total liabilities and equity	$2,076,586	$2,481,516

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of Canadian dollars)

	Year-to-date Period Ended
	October 2, 2011	October 3, 2010

	(Unaudited)

CASH FLOWS PROVIDED FROM (USED IN) OPERATING ACTIVITIES
Net income	$281,653	$267,200
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	85,675	88,368
Asset impairment and related closure costs, net	372	20,888
Stock-based compensation expense	14,481	9,500
Amortization of Maidstone Bakeries’ supply contract	(6,190)	—
Deferred income taxes	(4,062)	2,351
Changes in operating assets and liabilities
Restricted cash and cash equivalents	(2,084)	46,443
Accounts receivable	6,356	37,141
Inventories and other	(41,163)	(35,068)
Accounts payable and accrued liabilities	(87,553)	5,172
Taxes	(41,670)	2,054
Other, net	12,954	(7,189)

Net cash provided from operating activities	218,769	436,860

CASH FLOWS PROVIDED FROM (USED IN) INVESTING ACTIVITIES
Capital expenditures	(106,031)	(78,988)
Proceeds from sale of restricted investments	38,000	20,240
Purchase of restricted investments	0	(37,832)
Other investing activities	(10,106)	1,076

Net cash used in investing activities	(78,137)	(95,504)

CASH FLOWS PROVIDED FROM (USED IN) FINANCING ACTIVITIES
Purchase of common shares	(530,139)	(136,036)
Dividend payments to common shareholders	(83,318)	(68,004)
Proceeds from issuance of debt (net of issuance cost)	2,578	200,518
Principal payments on other long-term debt obligations	(6,126)	(204,760)
Purchase of common shares held in trust	(2,797)	(3,252)
Purchase of common shares for settlement of restricted stock units	(262)	(377)
Other financing activities	(6,303)	(16,331)

Net cash used in financing activities	(626,367)	(228,242)

Effect of exchange rate changes on cash	2,499	(1,308)

(Decrease) increase in cash and cash equivalents	(483,236)	111,806

Cash and cash equivalents at beginning of period	574,354	121,653

Less: Cash and cash equivalents included in assets held for sale	0	(37,757)

Cash and cash equivalents at end of period	$91,118	$195,702

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(In thousands of Canadian dollars)

	(Unaudited)

	Third Quarter Ended
	October 2, 2011	% of Total	October 3, 2010 (6)	% of Total

REVENUES
Canada	$617,937	85.0%	$562,057	83.8%
U.S.	36,835	5.1%	33,573	5.0%

Total reportable segments	654,772	90.1%	595,630	88.8%
Variable interest entities (1)	72,158	9.9%	74,890	11.2%

Total	$726,930	100.0%	$670,520	100.0%

SEGMENT OPERATING INCOME
Canada (1)	$160,386	98.2%	$153,544	112.8%
U.S. (2)(3)	2,873	1.8%	(17,483)	(12.8)%

Reportable segment operating income	163,259	100.0%	136,061	100.0%

Variable interest entities (1)(4)	366		9,032
Corporate charges (5)	(10,819)		(12,083)

Consolidated operating income	152,806		133,010
Interest expense, net	(6,705)		(6,040)
Income taxes	(42,302)		(45,268)

Net income	103,799		81,702
Net income attributable to noncontrolling interests	(168)		(7,874)

Net income attributable to Tim Hortons Inc.	$103,631		$73,828

	Third Quarter Ended
	October 2, 2011	October 3, 2010	$ Change	% Change

Sales is comprised of:
Distribution sales	$432,923	$387,030	$45,893	11.9%
Company-operated restaurant sales	6,407	6,080	327	5.4%
Sales from variable interest entities	72,158	74,890	(2,732)	(3.6)%

	$511,488	$468,000	$43,488	9.3%

(1)

The Company’s chief decision maker viewed and evaluated the performance of the Canadian segment with Maidstone Bakeries accounted for on an equity accounting basis, which reflects 50% of Maidstone Bakeries’ operating income. As a result, the net revenues and the remaining 50% of operating income of Maidstone Bakeries up to October 29, 2010, the date of disposition, were included in the Variable interest entities line above ($8.3 million and $22.0 million for the third quarter and year-to-date periods of 2010, respectively), along with revenues and operating income or loss from our non-owned consolidated restaurants.

(2)

The third quarter and year-to-date periods of 2011 include asset impairment charges of $1.0 million which primarily reflects current real estate values in the Company’s Portland market. In addition, approximately $1.5 million of accrued closure costs were reversed upon the substantial conclusion of closure activities related to the Company’s New England markets. Both of these items are included in Asset impairment and related closure costs, net on the Condensed Consolidated Statement of Operations.

(3)

The third quarter and year-to-date periods of 2010 include an asset impairment charge of $20.9 million related to the Company’s Portland, Providence and Hartford markets, which were determined to be impaired.

(4)	The third quarter and year-to-date periods of 2011 include an asset impairment charge of $0.9 million related to VIEs in the Portland market.
(5)

Corporate charges include certain overhead costs which are not allocated to individual business segments, the impact of certain foreign currency exchange gains and losses, the net costs associated with executing the Company’s International expansion plans, and the operating income from the Company’s wholly-owned Irish subsidiary, which continues to be managed corporately. In addition, the year-to-date period of 2011 includes $6.3 million of severance charges, advisory fees, and related costs and expenses related to the separation agreement with the Company’s former President and Chief Executive Officer.

(6)

Beginning in 2011, we have modified certain allocation methods resulting in changes in the classification of certain costs, with the main change being corporate information technology infrastructure costs now being included in Corporate charges rather than in the Canadian operating segment. This change has been consistently applied for all comparative periods.

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(In thousands of Canadian dollars)

	(Unaudited)

	Year-to-date Period Ended
	October 2, 2011	% of Total	October 3, 2010 (6)	% of Total

REVENUES
Canada	$1,764,511	85.1%	$1,568,950	82.9%
U.S.	108,366	5.2%	91,421	4.8%

Total reportable segments	1,872,877	90.3%	1,660,371	87.7%
Variable interest entities (1)	200,300	9.7%	232,623	12.3%

Total	$2,073,177	100.0%	$1,892,994	100.0%

SEGMENT OPERATING INCOME
Canada (1)	$448,343	97.9%	$438,883	103.3%
U.S. (2)(3)	9,492	2.1%	(14,149)	(3.3)%

Reportable segment operating income	457,835	100.0%	424,734	100.0%

Variable interest entities (1)(4)	2,383		23,255
Corporate charges (5)	(43,591)		(37,392)

Consolidated operating income	416,627		410,597
Interest expense, net	(18,981)		(17,905)
Income taxes	(115,993)		(125,492)

Net income	281,653		267,200
Net income attributable to noncontrolling interests	(1,794)		(20,362)

Net income attributable to Tim Hortons Inc.	$279,859		$246,838

	Year-to-date Period Ended
	October 2, 2011	October 3, 2010	$ Change	% Change

Sales is comprised of:
Distribution sales	$1,245,227	$1,069,144	$176,083	16.5%
Company-operated restaurant sales	18,496	16,525	1,971	11.9%
Sales from variable interest entities	200,300	232,623	(32,323)	(13.9)%

	$1,464,023	$1,318,292	$145,731	11.1%

(1)

The Company’s chief decision maker viewed and evaluated the performance of the Canadian segment with Maidstone Bakeries accounted for on an equity accounting basis, which reflects 50% of Maidstone Bakeries’ operating income. As a result, the net revenues and the remaining 50% of operating income of Maidstone Bakeries up to October 29, 2010, the date of disposition, were included in the Variable interest entities line above ($8.3 million and $22.0 million for the third quarter and year-to-date periods of 2010, respectively), along with revenues and operating income or loss from our non-owned consolidated restaurants.

(2)

The third quarter and year-to-date periods of 2011 include asset impairment charges of $1.0 million which primarily reflects current real estate values in the Company’s Portland market. In addition, approximately $1.5 million of accrued closure costs were reversed upon the substantial conclusion of closure activities related to the Company’s New England markets. Both of these items are included in Asset impairment and related closure costs, net on the Condensed Consolidated Statement of Operations.

(3)

The third quarter and year-to-date periods of 2010 include an asset impairment charge of $20.9 million related to the Company’s Portland, Providence and Hartford markets, which were determined to be impaired.

(4)	The third quarter and year-to-date periods of 2011 include an asset impairment charge of $0.9 million related to VIEs in the Portland market.
(5)

Corporate charges include certain overhead costs which are not allocated to individual business segments, the impact of certain foreign currency exchange gains and losses, the net costs associated with executing the Company’s International expansion plans, and the operating income from the Company’s wholly-owned Irish subsidiary, which continues to be managed corporately. In addition, the year-to-date period of 2011 includes $6.3 million of severance charges, advisory fees, and related costs and expenses related to the separation agreement with the Company’s former President and Chief Executive Officer.

(6)

Beginning in 2011, we have modified certain allocation methods resulting in changes in the classification of certain costs, with the main change being corporate information technology infrastructure costs now being included in Corporate charges rather than in the Canadian operating segment. This change has been consistently applied for all comparative periods.

TIM HORTONS INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANT COUNT

	As at October 2, 2011	As at January 2, 2011	Increase/ (Decrease) From Year End	As at October 3, 2010	Increase/ (Decrease) From Prior Year
Canada
Company-operated	11	16	(5)	19	(8)
Franchised - self-serve kiosks	115	112	3	98	17
Franchised - standard and non-standard	3,099	3,020	79	2,965	134

Total	3,225	3,148	77	3,082	143

% Franchised	99.7%	99.5%		99.4%

U.S.
Company-operated	10	4	6	2	8
Franchised - self-serve kiosks	141	123	18	127	14
Franchised - standard and non-standard	494	475	19	492	2

Total	645	602	43	621	24

% Franchised	98.4%	99.3%		99.7%

International
Franchised - standard	1	0	1	0	1

Total	1	0	1	0	1

% Franchised	100.0%	n/a		n/a

Total system
Company-operated	21	20	1	21	0
Franchised - self-serve kiosks	256	235	21	225	31
Franchised - standard and non-standard	3,594	3,495	99	3,457	136

Total	3,871	3,750	121	3,703	167

% Franchised	99.5%	99.5%		99.4%

TIM HORTONS INC. AND SUBSIDIARIES Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to restaurant owners as part of the establishment of their restaurant’s business - see “Franchise Fees”) that are shipped directly from our warehouses or by third party distributors to the restaurants for which we manage the supply chain logistics, which we include in distribution sales. Sales include canned coffee sales through the grocery channel. Sales also include sales from Company-operated restaurants, sales from certain non-owned restaurants that are consolidated in accordance with ASC 810 and sales from our previously-held bakery joint venture which we were also required to consolidate under ASC 810 prior to the sale of our interest.

Rents and royalties	Includes royalties and rental revenues paid to us by restaurant owners.

Franchise fees	Includes the revenue from initial equipment packages, as well as fees for various costs and expenses related to establishing a restaurant owner’s business.

Cost of sales	Includes costs associated with our distribution business, including cost of goods, direct labour and depreciation, as well as the cost of goods delivered by third-party distributors to the restaurants for which we manage the supply chain logistics, and for canned coffee sold through grocery stores. Cost of sales also includes food, paper and labour costs for Company-operated restaurants and certain non-owned restaurants that are consolidated in accordance with ASC 810 as well as cost of sales from our previously-held bakery joint venture which we were also required to consolidate under ASC 810 prior to the sale of our interest.

Operating Expenses	Includes rent expense related to properties leased to restaurant owners and other property-related costs (including depreciation).

Franchise fee costs	Includes costs of equipment sold to restaurant owners as part of the commencement of their restaurant business, as well as training and other costs necessary to ensure a successful restaurant opening.

General and administrative	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, and depreciation of office equipment, the majority of our information technology systems, and head office real estate.

Equity (income)	Includes income from equity investments in partnerships and joint ventures and other minority investments over which we exercise significant influence, excluding joint ventures that we are required to consolidate. Equity income from these investments is considered to be an integrated part of our business operations and is, therefore, included in operating income. Income amounts are shown as reductions to total costs and expenses.

Other (Income), net	Includes expenses (income) that are not directly derived from the Company’s primary businesses. Items include foreign currency adjustments, gains and losses on asset sales, and other asset write-offs.

Noncontrolling interests	Relates to the consolidation of our previously-held bakery joint venture and certain non-owned restaurants that the Company is required to consolidate under ASC 810.